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                                                                   EXHIBIT 10.24



                           [RNETHEALTH.COM LETTERHEAD]


August 1, 2000

Mr. Murray Kelly
Executive Director
Patient Support International
5104 Openogo Road
Woodlawn, On K0A 3M0 CANADA

Dear Murray:

     Thank your for speaking with George and Frank. Pursuant to their recommendation, and my own belief in the Tobacco School, we are pleased to submit our proposal to you for the acquisition of the business of Tobacco School by RnetHealth.com. The following letter agreement ("Letter Agreement") outlines our proposal to you:

1) RnetHealth.com will incorporate a new Limited Liability Corporation in the United States to be named Tobacco School LLC. ("Tobacco School LLC"), to be owned 51% (fifty-one percent) by RnetHealth.com and 49% (forty-nine percent) by Murray Kelly ("Kelly") or his assignees.

2) RnetHealth.com will capitalize Tobacco School LLC with a $200,000 ($US) line of credit ("Credit") to be drawn upon by Tobacco School LLC based upon a mutually agreed upon development schedule for the completion of Tobacco School LLC's web-site. Our current understanding is that approximately $50,000 ($US) will be needed to be paid to outside vendors to complete the website over the next 60 days.

3) Kelly will transfer 100% of his ownership in the assets of Patient Support International ("PSI") to Tobacco School LLC in consideration of the following: a) 200,000 common shares of RnetHealth.com's common shares and a further 100,000 common shares of RnetHealth.com for distribution by Kelly at his discretion; b) $75,000 ($US) annual stipend to be paid monthly to Kelly, payable three months in advance; c) appointment as an advisor, with customary stock benefits, for Kelly to RnetHealth.com's Board of Advisors; and d) a cash distribution or payment of the remaining portion of the Credit to Kelly or his assignees at the time the website is launched by Tobacco School LLC.

4) Upon the full payment of the Credit by RnetHealth.com to Tobacco School LLC, the evidence of the Credit will be forgiven by RnetHealth.com and will be considered equity of Tobacco School LLC.

5) Tobacco School LLC will pay quarterly a 10% (ten-percent) of operating income (defined as total revenues less total expenses) to Kelly to provide for his contribution of new content and editorial support to the business of Tobacco School LLC. Kelly shall have the right to accept this payment in cash or in an equivalent number of common shares of RnetHealth.com. In the event common shares of RnetHealth.com are to be accepted as payment, the number of shares issued to you will be based upon the prior five-day average trading price of RnetHealth.com, sufficient to equal 115% (one hundred fifteen percent) of the payment.


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Mr. Murray Kelly
August 1, 2000
Page 2

6) From the closing date forward, all commercial activity, worldwide, related to the Tobacco School will be conducted through Tobacco School LLC. We understand the assets of PSI to be transferred to Tobacco School LLC include all website development work concerning Tobacco School, all print material concerning Tobacco School, copyrighted or otherwise, by Kelly, all trademarks and domain names concerning Tobacco School, etc. We further understand that PSI is essentially a personal holding company of Kelly and has no debts, contractual or otherwise, and has complete and unencumbered rights to market or sell products of the Tobacco School.

7) Kelly will devote substantially all of his time, which may involve travel away from home, to assisting Tobacco School develop and market its business. Kelly further agrees not to compete with Tobacco School LLC in any area related to the use of tobacco or any activity, which promotes, stopping the use of tobacco.

8) Tobacco School LLC will pay an annual distribution of any net profits, including the cost of advertising which may be provided by RnetHealth.com, to the shareholders of Tobacco School LLC as a dividend. Kelly shall have the right to accept dividends in cash or in an equivalent number of common shares of RnetHealth.com. In the event common shares of RnetHealth.com are to be accepted as payment, the number of shares issued to you will be based upon the prior five-day average trading price of RnetHealth.com, sufficient to equal 115% (one hundred fifteen percent) of the amount of the dividend.

     I believe the above proposal reflects the understanding of the parties to date. Please indicate your acceptance of these terms, subject to final documentation and return to me a signed copy of this Letter Agreement.

                                             Sincerely,

                                             /s/ WENDY BOROW-JOHNSON/SR
                                             Wendy Borow-Johnson
                                             President & CEO
Agreed to and accepted:

/s/ MURRAY KELLY
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Murray Kelly

Date: Aug. 3/2000
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